THE SCO GROUP ANNOUNCES $2 MILLION IN FINANCING
Lenders to fund operating, administrative and litigation expenses

Lindon, Utah, March 15, 2010 – The SCO Group, Inc., (Pink Sheets: SCOXQ), www.sco.com,  a leading provider of UNIX® software technology, today announced that it had secured  Bankruptcy Court approval and funding for $2MM in postpetition financing in the form of a secured super-priority credit facility from a group of private lenders.  Proceeds from the financing will be used to fund the company’s operating and administrative expenses, as well as litigation-related expenses.

This financing is intended to allow for the preservation of the value of the Company’s business while enabling the Company to proceed with asset sales, continue supporting SCO’s loyal UNIX customer base and to pursue litigation against, among others, IBM and Novell.

 “The financing is intended to enable SCO to continue to sell and support its products while servicing the needs of our customers and partners on a worldwide basis through the bankruptcy period,” said Ken Nielsen, chief financial officer, The SCO Group.

About SCO
The SCO Group (SCOXQ.PK) is a leading provider of UNIX software technology. Headquartered in Lindon, Utah, SCO has a worldwide network of resellers and developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit www.sco.com. SCO and the associated logos are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries.

Forward Looking Statements
The statements contained in this press release regarding (1) the Company’s plan of reorganization and (2) the Company’s financing efforts are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to, outcomes and developments of our restructuring plan,outcomes and developments of our Chapter 11 case, court rulings in our bankruptcy proceedings, the impact of the bankruptcy proceedings on our other pending litigation, and our cash balances and available cash. These and other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in the Company’s periodic and current filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended October 31, 2008, as amended, and future filings with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

SOURCE SCO Group

http://www.sco.com